EXHIBIT 99

TITAN TIRE PURCHASES GOODYEAR’S FARM TIRE ASSETS

QUINCY, Ill. - December 28, 2005 - Titan Tire Corporation, a subsidiary of Titan International, Inc. (NYSE: TWI), closed today on the acquisition of Goodyear’s North American farm tire assets, that includes the manufacturing facility in Freeport, Illinois.
Titan entered into a definitive agreement with The Goodyear Tire & Rubber Company to purchase the assets of its North American farm tire business for approximately $100 million in February. Within the farm tire industry Titan will offer Goodyear branded farm tires in North America, including Mexico.
“Closing the acquisition has been a long haul, and with this acquisition the Goodyear brand will again become the number one brand in North American farm tires, replacing Firestone, which is Japanese owned,” said Maurice M. Taylor, chairman and CEO. “In 2006, this acquisition is expected to increase Titan sales by approximately $250 million.”
As Titan starts manufacturing in the new year, production will commence at the Freeport facility on January 3, 2006. Further announcements regarding this facility will be made during the first quarter of 2006.
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2004.
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489